EXHIBIT 12 -- STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                         THREE MONTHS
                                                             ENDED
                                                           MARCH 31,                    YEAR ENDED DECEMBER 31,
                                                        ---------------     -------------------------------------------------
                                                         1996    1995*        1995      1994*      1993*      1992*      1991*
                                                          (unaudited)
                                                        ----------------------------------------------------------------------
EARNINGS                                                                            (in thousands)
       Income (loss) from continuing operations before
            extraordinary items and cumulative
            effect of change in accounting principle     2,704    2,586      12,029       184    (37,929)   (24,846)    (6,870)

            Tax (Expense) Benefit                         (627)    (881)      14,791    (1,790)   (13,450)    14,315      4,103

       Income (loss) from continuing operations before
            taxes, extraordinary items and cumulative
            effect of change in accounting principle     3,331    3,467       (2,762)    1,974    (24,479)   (39,161)   (10,973)

       Interest expense                                  6,970    6,571       25,860    29,168     33,341     38,186     38,390

       Amortization of capitalized interest expense         45       45          183       160        440        423        325

       Interest portion of rental expense                  666      610        2,439     2,721      2,676      3,257      3,405

                                                        -----------------------------------------------------------------------
            EARNINGS                                    11,012   10,693       25,720    34,023     11,978      2,705     31,147
                                                        =======================================================================

FIXED CHARGES

       Interest Expense                                  6,970    6,571       25,860    29,168     33,341     38,186     38,390

       Plus - Interest capitalized during the period        --       --            2       182        134        740        988

       Interest portion of rental expense                  666      610        2,439     2,721      2,676      3,257      3,405

                                                        -----------------------------------------------------------------------
            FIXED CHARGES                                7,636    7,181       28,301    32,071     36,151     42,183     42,783
                                                        =======================================================================

Ratio of Earnings to fixed charges (a)                    1.44     1.49         --        1.06       --         --         --


             *  Reclassified to conform to current year presentation

            (a) Earnings were insufficient to cover fixed charges in the amounts of $2.6 million, $24.2 million, $39.5 million and $11.6 million in 1995, 1993, 1992 and 1991, respectively.